As Filed With the Securities and Exchange Commission

on December 23, 2002

Registration No. 333-_______

................................................................................................................................................

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

................................................................................................................................................

PERFORMANCE FOOD GROUP COMPANY

(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation or organization)	54-0402940 (I.R.S. Employer Identification No.)

12500 West Creek Parkway Richmond, Virginia (Address of Principal Executive Offices)	23238 (Zip Code)

Performance Food Group Company Employee Savings and Stock Ownership Plan

(Full title of the plan)

Roger L. Boeve

12500 West Creek Parkway

Richmond, Virginia 23238

(Name and address of agent for service)

(804) 484-7700

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock (3)	600,000 shares	$33.65	$20,190,000	$1,857

  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the employee benefit plan described herein.
  Estimated solely for the purpose of determining the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act as based on the average of the high and low prices of the Registrant's common stock as reported on The Nasdaq National Market on December 20, 2002.
  Includes corresponding rights to acquire shares of Performance Food Group Company common stock pursuant to the Rights Agreement, dated as of May 16, 1997, as amended, between Performance Food Group Company and American Stock Transfer & Trust Company.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Performance Food Group Company, a Tennessee corporation (the "Registrant" or the "Company"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated by reference:

1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 2001;

2. The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2002, and June 29, 2002 and September 28, 2002;

3. The Registrant's Current Reports on Form 8-K filed with the Commission on May 3, 2002, August 13, 2002, and August 14, 2002; and

4. The description of the Registrant's Common Stock, $.01 par value per share (the "Common Stock"), and related stock purchase rights contained in the Registration Statement on Form 8-A dated August 12, 1993, as amended on May 20, 1997, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

All documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4. Description of Securities.

Inapplicable.

Item 5. Interests of Named Experts and Counsel.

Inapplicable.

Item 6. Indemnification of Directors and Officers.

The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interests, (iii) in all other cases, the director of officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

The Company's Restated Bylaws provide that the Company shall indemnify against liability, and advance expenses to, any director or officer of the Company to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule or regulation adopted in lieu thereof. Additionally, Article 8 of the Company's Restated Charter, as amended (the "Charter"), provides that, to the fullest extent permitted by the TBCA, no director of the Company shall be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as a director. The Company has entered into indemnification agreements with certain of the Company's directors and executive officers.

Directors' and officers' liability insurance has also been obtained by the Company, the effect of which is to indemnify the directors and officers of the Company against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

Item 7. Exemption From Registration Claimed.

Inapplicable.

Item 8. Exhibits.

See Exhibit Index following Signature pages.

The Registrant hereby undertakes that, in lieu of an opinion of counsel concerning compliance with the requirements of ERISA and an Internal Revenue Service ("IRS") determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code (the "Code"), the Registrant has submitted or will submit the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Code.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on this 23rd day of December 2002.

PERFORMANCE FOOD GROUP COMPANY

By: /s/ C. Michael Gray

C. Michael Gray

President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Robert C. Sledd and Roger L. Boeve, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Robert C. Sledd Robert C. Sledd	Chairman of the Board	December 23, 2002

/s/ C. Michael Gray C. Michael Gray	President, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2002

/s/ Roger L. Boeve Roger L. Boeve	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 23, 2002

/s/ Charles E. Adair Charles E. Adair	Director	December 23, 2002

/s/ Fred C. Goad, Jr. Fred C. Goad, Jr.	Director	December 23, 2002

/s/ Timothy M. Graven Timothy M. Graven	Director	December 23, 2002

/s/ H. Allen Ryan H. Allen Ryan	Director	December 23, 2002

/s/ John E. Stokely John E. Stokely	Director	December 23, 2002

The Plan

Pursuant to the requirements of the Securities Act, the Plan Committee of the Performance Food Group Company Savings and Stock Ownership Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Richmond, Commonwealth of Virginia, on December 23, 2002.

PERFORMANCE FOOD GROUP COMPANY EMPLOYEE

SAVINGS AND STOCK OWNERSHIP PLAN

By: Plan Committee for the Performance Food Group Company

Employee Savings and Stock Ownership Plan

/s/ John D. Austin

John D. Austin

/s/ Roger L. Boeve

Roger L. Boeve

/s/ Nathan Duet

Nathan Duet

EXHIBIT INDEX
Exhibit Number	Description

4.1	Restated Charter, as amended (incorporated by reference to the Company's Registration Statement on Form S-4 (No. 333-61612) (File No. 0-22192), filed May 25, 2001).
4.2	Restated Bylaws of Performance Food Group Company (incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-64930) (File No. 0-22192), filed June 24, 1993).
4.3

Rights Agreement, as amended, between Performance Food Group Company and American Stock Transfer & Trust Company, as successor rights agent, dated May 16, 1997 (incorporated by reference to the Company's Current Report on Form 8-K dated May 20, 1997 (File No. 0-22192), filed May 20, 1997).

23.1	Consent of KPMG LLP
24.1	Power of Attorney (included on signature page of this Registration Statement).

EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors

Performance Food Group Company:

We consent to incorporation by reference in the registration statement on Form S-8 of Performance Food Group Company of our reports dated March 26, 2002, relating to the consolidated balance sheets of Performance Food Group Company and subsidiaries as of December 29, 2001 and December 30, 2000, the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended December 29, 2001, and the related financial statement schedule, which reports are included in the December 29, 2001 annual report on Form 10-K of Performance Food Group Company, incorporated by reference into the registration statement.

Our report covering the consolidated financial statements contains an explanatory paragraph that states that the consolidated balance sheet as of December 30, 2000 and the related consolidated statements of earnings, shareholders' equity and cash flows for the fiscal year then ended have been restated.

Our report covering the consolidated financial statements also refers to a change in accounting for business combinations and goodwill and other intangibles effective for business combinations consummated after June 30, 2001.

/s/ KPMG LLP

Richmond, Virginia

December 23, 2002

.